Exhibit 99.1

Reata Pharmaceuticals SKYCLARYS™ (Omaveloxolone) Approval Conference Call Script

February 28, 2023

Company Participants

Warren Huff – Chief Executive Officer

Manmeet Soni – President, COO, CFO

Colin Meyer – Chief Innovation Officer

Seemi Khan – Chief Medical Officer

Dawn Bir – Chief Commercial Officer

Operator Script

Thank you for standing by, and welcome to the Reata Pharmaceuticals SKYCLARYS FDA Approval Conference Call. An audio recording of today's webcast will be available shortly after the call in the investor section of Reata's website at reatapharma.com.

Before the company proceeds with its remarks, please note the forward-looking statements disclosure in the company's press release. There are many factors that could cause results to differ from expectations, including those noted in the company's SEC filings.

Today's statements are not guarantees of future outcomes. Please also note that any comments made on today's call apply only as of today,

February 28, 2023, and may no longer be accurate at the time of any webcast replay or transcript rereading. Following the prepared remarks, we will open the call up for questions. We ask that you please limit yourself to one question and one follow-up so that we can accommodate as many questions as possible.

We are joined today by Warren Huff, Reata's Chief Executive Officer; Manmeet Soni, President; Colin Meyer, Chief Innovation Officer, Dawn Bir, Chief Commercial Officer and Seemi Khan, Chief Medical Officer.

At this time, I would like to turn the call over to Warren Huff.

Warren Huff

Slide 3: Today’s Agenda

Good afternoon, everyone. This is a very exciting day, and we thank you for joining us.

I’ll begin on slide 4.

Slide 4: SKYCLARYS™ First and Only FDA Approved Therapy Indicated for Patients with Friedreich’s Ataxia

Since Reata’s founding in 2002, our mission has been to change patients’ lives for the better by developing therapeutics with novel mechanisms of action and the potential to have high clinical impact on life-threatening diseases that have few or no approved therapies. Earlier today, we announced that the FDA has approved SKYCLARYS as the first and only FDA approved drug indicated for the treatment of Friedreich’s ataxia, or FA, in adults and adolescents aged 16 years and older. For these FA patients, treatment with SKYCLARYS demonstrated significantly less impairment over time and represents a major step forward for those living with this devastating and progressive neuromuscular disease that until today had no treatments.

With this approval, we are pleased to announce that the FDA also granted a rare pediatric disease priority review voucher.

The approval of SKYCLARYS is a historic milestone for FA patients and their families as well as the FA support community. It is also an important milestone for Reata because it is the culmination of more than 15 years of scientific research and clinical development on our Nrf2 platform conducted by our team and our collaborators to bring this important, first therapy to FA patients.

It is gratifying to have received this approval on Rare Disease Day. That underscores the progress that has been made by many patient groups, researchers, investigators, regulators, and others in the development of therapeutics for rare diseases. In that regard, I would like to thank the Friedreich’s Ataxia Research Alliance, FARA, for their critical help with our development program. FARA and its researchers identified Nrf2 as an important therapeutic target in FA. They did ground-breaking work on FA clinical endpoints and collected critical natural history data on the disease. They helped us design and conduct our FA clinical trials, aided us in data interpretation, and provided important patient and investigator perspectives to us and to the FDA.

I would also like to thank the FDA. The FDA played an important role in the development of SKYCLARYS by working with FARA to develop clinical endpoints for FA clinical studies, providing us with important guidance regarding the design of our pivotal study as well as the design and data analysis of our long-term extension study, and performing a thoughtful review of our NDA.

Finally, I would like to thank the patients and their families for participating in our clinical trials and the FA-COMs natural history study. We know that participation in these clinical programs places a heavy burden on FA patients and their families often with no expectation of direct benefit to the participant.

Next slide.

Slide 5: Looking Forward

Looking ahead, over the past several months we have been actively preparing for the commercial launch of SKYCLARYS. We are very pleased with the SKYCLARYS label, which provides that SKYCLARYS is indicated for patients with Friedreich’s ataxia that are 16 years old or older. We believe that the prescribing information provides physicians the safety and efficacy information they need to prescribe SKYCLARYS. There are no contraindications or limitations based on pes cavus status, cardiovascular status, ambulation status, high or low mFARS score, or older age. There are no boxed warnings. Colin Meyer, our Chief Innovation Officer, will provide more detail concerning the prescriber information in a moment.

We understand that in some patients, symptoms of FA manifest early in life, and SKYCLARYS is not currently indicated for patients younger than 16 years of age. Addressing this is our top priority, and we are planning to engage with the FDA about possible label expansion for pediatric patients younger than 16 years of age.

As Seemi Khan, our Chief Medical Officer, will discuss, we received full approval for SKYCLARYS in FA, and we have finalized our post-marketing commitments and are preparing to meet those commitments on a timely basis. Also, our Medical Affairs team is in place and prepared for the launch of SKYCLARYS.

As Dawn Bir, our Chief Commercial Officer, will discuss, our commercial team is hired, and they are prepared for the launch of SKYCLARYS. This includes our sales leadership team, the field sales team, the payer team, and the field reimbursement managers.

Importantly, we are committed to ensuring that patients have access to our therapies. Patient access is fundamental to our SKYCLARYS launch strategy as Dawn will discuss in a moment.

Regarding our plans outside the United States, I am pleased to announce that we submitted our Marketing Authorization Application for Omav for the treatment of patients with FA to the European Medicines Agency in the fourth quarter of 2022. We look forward to working with the European agency during their review of our application.

Reata’s commitment to patients is to bring life-changing medicine to those who need them the most. We plan to continue to focus our Nrf2 activator platform on devastating neurological diseases with limited or no therapeutic options and to pursue programs that have the potential to produce a meaningful clinical impact for these patients.

Finally, Manmeet Soni, our President, Chief Operating, and Chief Financial Officer, will provide an overview of our operations, strong balance sheet and non-dilutive financing options.

I will now turn the call over to Colin Meyer to review the now approved SKYCLARYS label.

Colin Meyer: SKYCLARYS Label

Slide 7: Friedreich’s Ataxia: Ultra-Rare, Progressive, Neuromuscular Disease

Thanks Warren. I’ll begin on slide 7. FA is a relentlessly progressive and debilitating neuromuscular disorder, which affects approximately 5,000 diagnosed patients in the United States. FA is a hereditary disease caused by the silencing of frataxin, which leads to impaired mitochondrial function and energy production. Patients with FA typically become dependent on walkers and then wheelchairs in their mid-twenties and, unfortunately, pass away from the disease in their mid-thirties. However, as of today, SKYCLARYS is the first approved drug for these patients.

Slide 8: SKYCLARYS: Prescribing Information

Slide 8 provides an overview of the prescribing information. SKYCLARYS is the first and only drug indicated for the treatment of Friedreich’s ataxia in adults and adolescents aged 16 and older.

The label is very informative, will help guide healthcare providers to treat patients with FA, and we are very pleased with it.

The recommended dosage of SKYCLARYS is 150 mg taken orally once daily. The label contains recommended dosing adjustments for patients with hepatic impairment and those taking CYP3A4 inhibitors and inducers.

There are only three warnings and precautions: elevation of aminotransferases, elevation of B-type Natriuretic Peptide, or BNP, and lipid abnormalities. They each provide healthcare providers with clear monitoring instructions, which are not burdensome. I will discuss the details on the next slide.

The most common adverse reactions with SKYCLARYS treatment with an incidence of at least 20% and greater than placebo are elevated liver enzymes, headache, nausea, abdominal pain, fatigue, diarrhea, and musculoskeletal pain.

Contraindications can be included on the label if the FDA determines that certain patients should not have access to a drug because the risk from use clearly outweighs any possible therapeutic benefit. Our label has no contraindications, meaning health care providers are not prevented from prescribing SKYCLARYS to patients due to their underlying disease characteristics or comorbidities. For instance, patients with or without pes cavus, or high arched feet, will be able to access SKYCLARYS. Patients who are ambulatory or wheelchair bound will be able to access SKYCLARYS. Patients who have pre-existing cardiovascular disease, including cardiomyopathy, which is common in FA patients, will also be able to access the drug. Lastly, there are no restrictions for older patients, such as those older than 40 years, or mFARS scores, including high and low scores.

Our label does not include a boxed warning, which is the FDA’s most stringent and highest safety-related warning for drugs. It is used to alert health care providers and patients to serious or life-threatening side effects.

Additionally, the SKYCLARYS label does not include a Risk Evaluation and Mitigation Strategy, or REMS. A REMS is a drug safety program that the FDA can require for medications with serious safety concerns to help ensure the benefits of the medication outweigh its risks.

Slide 9: SKYCLARYS: Warnings and Precautions

Slide 9 highlights the warnings and precautions on the label, which as I mentioned include elevation of aminotransferases, elevation of BNP, and lipid abnormalities.

ALT, AST, and total bilirubin should be monitored prior to initiation of SKYCLARYS, every month for the first three months of treatment, and periodically thereafter. If transaminases increase to levels greater than five times the upper limit of normal, or greater than three times the upper limit of normal with evidence of liver dysfunction, SKYCLARYS should be discontinued, and liver function tests repeated as soon as possible. If transaminase levels stabilize or resolve, SKYCLARYS may be reinitiated with an appropriate increased frequency of monitoring of liver function.

BNP should also be evaluated prior to initiation of SKYCLARYS, and patients should be monitored for signs and symptoms of fluid overload. Management of fluid overload and heart failure may require discontinuation of SKYCLARYS. If signs and symptoms of fluid overload develop, evaluate BNP and cardiac function, and manage appropriately.

Finally, lipid parameters should be assessed prior to initiation of SKYCLARYS and monitored periodically during treatment. Any lipid abnormalities should be managed according to clinical guidelines.

Slide 10: Safety Evaluation and MOXIe Part 2 Adverse Events

Regarding safety on slide 10, SKYCLARYS has been evaluated in 165 patients with FA, including 137 patients who were exposed to SKYCLARYS for at least 48 weeks and 125 patients who were exposed for at least 96 weeks, including during the open-label extension. Generally, SKYCLARYS was well tolerated in the MOXIe Part 2 study. AEs were generally mild to moderate in intensity. Four, or 8%, of SKYCLARYS patients and two, or 4%, of placebo patients discontinued the study due to AEs. The table on the right of the slide shows the adverse reactions that occurred in at least 10% of patients treated with SKYCLARYS and more frequently than in placebo-treated patients.

Next slide.

Slide 11: MOXIe Part 2 Study Design

On the next few slides, I will review the clinical efficacy and safety data from the pivotal study, MOXIe Part 2, which was the primary evidence supporting the approval of SKYCLARYS. I will also discuss the extension data, which also supported approval.

MOXIe Part 2 was a double-blind, placebo-controlled, randomized international study and was one of the largest global interventional studies ever conducted in FA. The study enrolled 103 FA patients aged 16 to 40 years across a wide range of disease severity. Patients were randomized 1:1 to either 150 mg of SKYCLARYS or placebo for a duration of 48 weeks.

The pre-specified primary analysis population, or full analysis set, included the 82 patients who did not have severe pes cavus. As I mentioned earlier, pes cavus is the medical term for a high arched foot, and most FA patients have some form of pes cavus. The primary analysis patients included patients with pes cavus, yet we excluded patients who had severe manifestations leading to complete loss of lateral support of the feet. We prospectively defined and analyzed the primary analysis population of 82 patients, as well as the all randomized population of 103 patients.

The status of FA patients over time is measured in clinical studies by the modified Friedreich's Ataxia Rating Scale, or mFARS, a physician-assessed neurological exam, and this was the primary endpoint of the trial at Week 48. The mFARS consists of 4 domains to evaluate bulbar function, or speech and swallowing, upper limb coordination, lower limb coordination, and upright stability. A lower score on the mFARS score signifies lesser physical impairment. Based on the FA-COMS natural history study, a two-point difference in mFARS represents one to two years of progression.

Slide 12: MOXIe Part 2 Placebo-Controlled Trial Results

Moving to slide 12, SKYCLARYS is the first drug to demonstrate a clinical benefit in patients with FA. MOXIe Part 2 met its primary endpoint, and treatment with SKYCLARYS resulted in statistically significant lower, or improved, mFARS scores compared to placebo at Week 48. Patients treated with SKYCLARYS experienced on average an improvement compared to baseline, whereas patients who received placebo worsened. Overall, the placebo-corrected difference between the two groups was -2.41 points with a p-value of 0.0138. Additionally, the all-randomized population, which included patients with severe pes cavus, demonstrated a statistically significant placebo-corrected improvement in mFARS favoring patients who received SKYCLARYS. Treatment with SKYCLARYS resulted in less physical impairment over time.

Next slide.

Slide 13: MOXIe Extension: Post Hoc Propensity-Matched Analysis

To provide additional clinical evidence in support of SKYCLARYS’ approval, we performed a post-hoc propensity-matched analysis of the MOXIe Extension data compared to the largest, most robust FA natural history study, FA-COMS.

FA-COMS is a global multi-center longitudinal prospective observational study that has enrolled more than 1,250 patients. Clinical outcome measures, including mFARS, are assessed annually, and patients are followed for up to 25 years. Patients from FA-COMS were matched to MOXIe Extension patients using propensity scores based on five covariates, including sex, baseline age, age of FA onset, baseline mFARS score, and baseline gait score. Selection of these covariates was made in collaboration with the principal investigator and statistician for FA-COMS, based on clinical relevance, the relevance as prognostic indicators for disease progression and availability in both studies.

In this post hoc, propensity-matched analysis, lower or improved mFARS scores were observed in patients treated with SKYCLARYS after 3 years relative to a matched set of untreated patients from a natural history study. These exploratory analyses should be interpreted cautiously given the limitations of data collected outside of a controlled study, which may be subject to confounding.

In summary, the data from MOXIe Part 2 and the extension study showed that treatment with SKYCLARYS resulted in less physical impairment over time for patients in this relentlessly progressive disease, which now has its first available FDA approved therapy.

With that I will now turn the call over to Seemi.

Seemi Khan: SKYCLARYS Post-Marketing Requirements & Registry Study

Thanks Colin. I’ll continue on slide 15.

Slide 15: Post Marketing Requirements

The FDA granted full approval to SKYCLARYS and so a post-marketing confirmatory efficacy study is not required. We have agreed to several post-marketing requirements. The first is to conduct a clinical drug-drug interaction study to determine the effect of concomitant administration of a moderate CYP3A4 inducer on the pharmacokinetics of SKYCLARYS in healthy volunteers. Secondly, we will conduct a thorough QT study to assess the risk of QT prolongation with SKYCLARYS. Third, we will conduct a study to assess the concentration of SKYCLARYS in breast milk. Fourth, we will conduct a global descriptive study to collect prospective and retrospective data in women exposed to SKYCLARYS during pregnancy and lactation to assess risk of maternal and fetal/neonate complications. Finally, we have agreed to conduct additional non-clinical studies.

Next slide.

Slide 16: SKYCLARYS: Post-Approval Registry Study

Beyond our post-marketing requirements, we will be sponsoring a voluntary, post-marketing, prospective, observational, multinational registry study of patients treated commercially with SKYCLARYS. The primary objective of the registry is to evaluate the long-term safety of SKYCLARYS in FA patients in the real-world setting.

Next slide.

Slide 17: Pharmacovigilance and Medical Affairs

Turning to our pharmacovigilance and medical affairs activities, we have established the infrastructure necessary to support our pharmacovigilance and safety obligations for SKYCLARYS in the United States. We have a medical information call center that has been established and is now active.

We have optimized our medical affairs group structure and strengthened our medical science liaison team to support SKYCLARYS launch. We have expanded and refined our medical affairs strategic and tactical plans, and our data generation, dissemination, and publication programs.

I will now turn the call over to Dawn.

Dawn Bir: SKYCLARYS Commercial Launch Plans

Thank you, Seemi. Good afternoon, everyone. I’ll begin on slide 19.

Slide 19: Friedreich’s Ataxia is a Serious, Devastating, Ultra-Rare Disease

Friedreich’s ataxia is an ultra-rare debilitating, neuromuscular disease impacting a very small patient population. Like many other diseases without therapeutic options and limited drug development, FA is a disease that many outside of neurology have never heard of.

FA strikes the young and vulnerable, at a time when kids are just kids, enjoying sports, friends, school, and perhaps thinking about college. This serious and devastating disease slowly robs patients of full independence, their ability to walk, speak, perform normal daily activities, and all too soon their lives. Until today, only palliative, and symptomatic treatment was available.

Next slide.

Slide 20: Friedreich’s Ataxia: Patients and HCPs Waiting for a Treatment

FA represents a significant commercial opportunity. In the United States, there are approximately 5,000 diagnosed FA patients today that can be linked to healthcare providers, of which an estimated 4,500 or 90%, represent our total on-label addressable market. This number excludes the approximately 10% of diagnosed patients under the age of 16.

Additionally, we see that about 2,500 unique patients with FA were seen by a neurologist or other HCP in the last two years. Much of the FA patient community is engaged, connected, well-informed, and motivated. Now, with the first approved drug indicated for patients with Friedreich’s ataxia, we expect that many patients will return to their physicians for treatment.

Next slide.

Slide 21: Commercial Launch Strategy

We are pleased to introduce SKYCLARYS, the first and only approved drug for FA in adults and adolescents 16 years of age and older. Our Commercial launch strategy engages our 3 key launch stakeholders: HCPs currently treating Friedreich’s ataxia, on-label patients diagnosed with FA, and the Payer community.

With our attention on physicians currently treating patients with FA, our objective is to communicate the value of SKYCLARYS, the significance of our clinical data, and how this data translates to a clinically meaningful impact on the disease.

FA patients and caregivers have created a well-connected community. Because SKYCLARYS is the first and only drug approved for Friedreich’s ataxia, we will work to inform and educate patients and their families on this approval and encourage them to see their healthcare provider.

Lastly, and core to our promise to patients, we will facilitate coverage, access, and affordability through payer education and our robust programs designed to minimize or eliminate patient out of pocket cost burden.

Slide 22: HCPs Treating FA Patients Identified

Turning to slide 22. Because there has been no FDA approved drug for Friedreich’s ataxia until now, most patients today seek routine care by their local neurologist or primary care physician. We expect that, with the approval of SKYCLARYS, many patients will return to their FA specialists and treatment centers over time. Important commercial launch targets include CCRN centers, or Collaborative Clinical Research Network sites, ataxia centers, and HCPs with FA patients linked to their practices. Through the evaluation of ICD-10 claims data, we’ve identified approximately 2,500 target healthcare providers treating patients with Friedreich’s ataxia today. About 1,200 FA patients are linked to approximately 200 highest target physicians. Several hundred of these patients can be tied to 14 ataxia centers and 9 CCRN sites, recognized as centers of excellence by FARA. We are prepared to reach these providers at their local practice or clinic. This targeted approach will allow us to reach the majority of the United States FA market efficiently. Additionally, our marketing outreach efforts through digital, social, email, and print have been developed to reach up to an additional 9,300 practicing neurologists, driving the awareness of SKYCLARYS’ approval as newly diagnosed patients are identified and others return to their neurologists for treatment.

Next slide.

Slide 23: Neurologists Anticipate Prescribing SKYCLARYS for FA

In September 2022, we conducted market research with HCPs currently treating FA. When presented with the SKYCLARYS product profile and pivotal data, neurologists shared their willingness to prescribe following approval, with approximately 85% indicating that they anticipate prescribing within 6-months, and about 95% indicating within the first year.

Furthermore, PCPs treating FA are also likely to prescribe, with over 75% stating that they would do so within the first year. Many HCPs expressed their dissatisfaction with the lack of treatment options available and indicated their likelihood to prescribe quickly.

Slide 24: Reaching and Educating Patients, HCPs, and Payers

Turning to slide 24, an experienced commercial team is hired, trained, and prepared to launch SKYCLARYS. This team includes seasoned brand marketers, a team of veteran biotech sales professionals, training, market access, product distribution, and commercial operations. Go-to-market plans are in place and ready to execute.

With SKYCLARYS approval, we now begin to inform the FA network of patients, caregivers, and healthcare providers. Omni-channel outreach efforts are wide-reaching, and we start immediately with the launch of our brand websites, online search, social media, and digital campaigns that go live today.

Our sales organization consists of a team of Region Business Directors and Neurology Account Managers responsible for educating HCPs. Each member of the sales team has years in the industry and experience across neurology or rare diseases. All have worked with specialty therapeutics. Most have launched first products with emerging commercial companies. The sales team is completing their final training this week and will be in the field on Monday morning, March 6, educating physicians on the efficacy and safety of SKYCLARYS.

Lastly, our Field Access Team consists of National Account Directors focused on SKYCLARYS coverage by top national and regional payers, and a Patient Access Liaison Team, hired to support practice-level access needs. Together, this team’s primary responsibility is to facilitate patient access to the drug by working to minimize and navigate payer criteria. Coverage by most national and regional payers is expected to take approximately 4-8 weeks via medical exception while formulary review progresses over the next 3-6 months. We anticipate that most plans will place SKYCLARYS on their specialty tier along with most rare specialty therapeutics. SKYCLARYS will be shipped directly to the patient’s home through a single specialty pharmacy. The Reata REACH program is at the center of these services. I’ll introduce this program on the next slide.

Slide 25: The Responsibility of Patient Access & Affordability

We believe that every eligible person with Friedreich’s ataxia should have access to the only approved drug available, and we offer programs to help make this happen. Reata REACH, or the Reata Education, Access, and Care Helpline, is an integrated, exclusive specialty pharmacy and patient services program. It will serve as the single point of contact for HCPs prescribing SKYCLARYS, FA patients receiving drug, and their caregivers. REACH is designed to create a simple and positive experience through the new patient start process, insurance navigation, therapy adherence, access, and commercial copay support.

Through claims data analysis we believe that today approximately 60% of currently diagnosed FA patients have commercial insurance. The remainder have coverage through Medicare Part D or Medicaid, with a very small portion uninsured. This mix could change slightly, and more uninsured patients may be identified with a new therapeutic coming to the market. We’ve designed our access programs with this knowledge, offering specific programs where possible to bring down the patient’s potential out of pocket cost. Regardless of coverage, no Friedreich’s ataxia patient will face more than a nominal copay for SKYCLARYS treatment.

Next slide.

Slide 26: Pricing SKYCLARYS

The ultra-rare disease ecosystem stimulates innovation and development for serious diseases impacting very small populations. Because of this environment there has been much success in recent years bringing new drugs forward.

We considered several factors and constraints in setting the SKYCLARYS price.

First, the price reflects the small size of the patient population. The current estimated total addressable market in the United States is approximately 4,500 diagnosed patients.

Second, there is an urgent need for a treatment. Friedreich’s ataxia is a progressive, debilitating, and life-threatening disease, that robs patients of their ability to function, impacting their independence and shortening their expected lifespan.

Third, SKYCLARYS is the only FA drug approved by the FDA which has demonstrated significantly less impairment over time in a well-controlled clinical trial. Before today, there were no FDA-approved drugs for Friedreich’s ataxia.

And fourth, SKYCLARYS has a novel mechanism of action that required 15 years of research and development with our Nrf2 platform to bring SKYCLARYS to market.

We evaluated recent ultra-rare disease drug launches between 2016-2022 and established a peer group of products approved for diseases with very small patient populations like Friedreich’s ataxia. SKYCLARYS is priced below the mid-point of these peer analogue disease therapies. An annual WAC price point of $370,000 will support sustainability, our commitment to advancing ground-breaking science and developing new, novel therapies.

Next slide

Slide 27: Beginning Treatment with SKYCLARYS

Our SKYCLARYS launch efforts begin today. Patient access services are now active and operational. New Patient Start Forms are available for download on the REACH website at ReataREACH.com, and Care Navigators are available to answer questions Monday through Friday at the REACH call center. FA patients or their caregivers seeking SKYCLARYS treatment should see their healthcare provider.

Since payer coverage may take several weeks, HCPs can submit new patient start forms immediately to initiate the benefit verification process and coverage through medical exception. SKYCLARYS will ship to patients as soon as it is in the channel. With that, I will now turn the call over to Manmeet. He will provide our operational and financial updates.

Manmeet Soni: Operational and Financial Update

Slide 29: Operational Update

Thank you, Dawn. I’ll continue on slide 29.

First of all, let me start by adding that we are thrilled to be at this stage of our company’s journey. Becoming a commercial company has always been our plan. We have been working hard to prepare for this day. And so, I speak for our entire Reata team when I say how excited we are to reach this important milestone of getting SKYCLARYS approved to help patients who had no current approved therapy.

SKYCLARYS’ approval represents a culmination of the perseverance and commitment over the last 15 years for our research and development team for our Nrf2 activator platform.

Moving on to the update on operations, we are working diligently to ensure we get the drug to the market as soon as possible.

Currently, we are in the final stages of SKYCLARYS manufacturing, which includes encapsulation, packaging, and labeling. We expect to complete these manufacturing activities by the end of April 2023.

Recently, a process-related drug substance impurity above the reporting threshold was observed. This impurity had been observed previously below the reporting threshold. Based on the chemical characteristics of the impurity and testing results, there are no expected safety concerns. An update to the drug substance specification with this new information will be submitted to the FDA as soon as the required data and documentation are available. The change will become effective 30 days after submission, absent further action required by the FDA, which we do not expect.

We believe SKYCLARYS commercial drug product will be available to our specialty pharmacy in May 2023 or early June 2023. We continue to work diligently on the last steps of production and to shorten the timelines, and currently don’t expect any further delays.

Regarding our operations in Europe, following submission of our MAA in the fourth quarter of last year, we have accelerated build out of our European infrastructure to support the potential commercial launch of omav in the European region by early 2024, if approved. Additionally, we are working to setup Early Access Programs in certain European countries to provide early access to omav for patients in need, where possible.

Moving to our intellectual property, composition of matter of patents claiming SKYCLARYS have been granted in the United States, Europe, Japan, China, and more than 20 other territories. We anticipate that the composition of matter patent protection for SKYCLARYS could be extended to 2037 in the United States and 2038 in Europe.

Next slide.

Slide 30: Financial update

I will now provide color on our cash position and funding options.

As of December 31, 2022, we maintained a solid balance sheet, with approximately $387.5 million in cash, cash equivalents, and marketable debt securities. We currently have no outstanding funded debt on our balance sheet.

I wanted to remind everyone of a few items:

We have multiple options to raise additional funding to strengthen further our cash balance and future investments into the pipeline and fuel the growth of SKYCLARYS beyond the United States.

The granted rare pediatric disease priority review voucher will provide us with future optionality to monetize the voucher.

Additionally, if you recall, we previously had a debt facility of $155 M with Silicon Valley Bank and Oxford in mid-2020 prior to entering into a royalty agreement with Blackstone. We prepaid that debt post-financing from Blackstone. Under our royalty agreement with Blackstone, we have the right to obtain secured debt with a first lien on our assets to replace our previous debt of $155 M.

Our agreement with Blackstone only requires us to pay royalty from the revenues generated from bardoxolone. We do not owe any royalty on SKYCLARYS revenue to Blackstone.

Based on our current plan, our cash balance will enable us to fund operations through the end of 2024. Additionally, with the option to monetize the priority review voucher and raise non-dilutive debt financing, we believe we can further extend our cash runway and get to the point of self-sustainability and breakeven with our financial discipline. We will continue to invest appropriately in our product pipeline and expansion of omav into Europe and Brazil, which could have significant revenue potential.

Please note that on today's call, we will not provide any guidance on market assumptions or sales potential. We'll continue to evaluate the possibility of providing guidance over the next few quarters, once we gain comfort with the ramp of the launch, market dynamics and key metrics.

We plan to do an R&D Day later this year to provide more details on our programs including our Nrf2 activators.

With that, I will turn the call back over to Warren.

Warren Huff

Slide 32: Reata Looking Ahead in 2023

Thanks, Manmeet. Continuing on slide 32, the approval of SKYCLARYS is a transformative moment for Reata as a company as we work to bring SKYCLARYS to patients as a commercial enterprise. We would like to again thank FARA, FA scientists and researchers, the FDA, and, most of all, FA patients and their families for their help with our FA development program.

We are well prepared for the commercial launch of SKYCLARYS in the United States. Importantly, we are committed to ensuring that eligible FA patients have access to SKYCLARYS, and to continued development to address the group of FA patients that are younger than 16 years of age. We have submitted our Marketing Authorization Application for Omav for the treatment of patients with FA to the European Medicines Agency, and we will be working throughout this year to support the European agency during their review of our application.

Reata’s promise to patients is to bring life-changing medicine to those who need them the most. We plan to continue to focus our Nrf2 activator platform on devastating neurological diseases with limited or no therapeutic options and to pursue programs that have the potential to produce a meaningful clinical impact for these patients.

That concludes our prepared remarks. We'd like to thank, everyone, who dialed in. I'll now turn the call over to the operator for questions.

Operator

Ladies and gentlemen, at this time, we will begin the question-and-answer session.

Please keep your questions to one question and one follow-up.

Operator

Thank you. And I'm showing no further questions in the queue. Again, thanks for your participation on today's conference call. As a reminder, an audio recording of the call will be available shortly after the call on Reata's website at reatapharma.com in the Investors section. Thank you very much for your participation. You may now disconnect.